Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Rose Rock Midstream, L.P.

Tulsa, Oklahoma

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 12, 2011, relating to the combined financial statements of Rose Rock Midstream Predecessor, which is contained in that Prospectus.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 12, 2011 (except for Note 2, which is as of October 11, 2011), relating to the balance sheet of Rose Rock Midstream, L.P., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

November 18, 2011